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                                                                   Exhibit 10.32


                               ASHLAND COAL, INC.

                            BENEFIT RESTORATION PLAN













                                   EFFECTIVE

                                JANUARY 1, 1994


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                               Ashland Coal, Inc.
                            Benefit Restoration Plan

                               TABLE OF CONTENTS

Section                                                     Page
- -------                                                     ----

INTRODUCTION ..............................................   1

ARTICLE I         DEFINITIONS

         1.01.    Actuarial Equivalent ....................   3
         1.02.    Affiliate ...............................   3
         1.03.    Annuity Starting Date ...................   3
         1.04.    Beneficiary .............................   3
         1.05.    Board ...................................   3
         1.06.    Code ....................................   3
         1.07.    Committee ...............................   3
         1.08.    Corporation .............................   3
         1.09.    Eligible Employee .......................   3
         1.10.    Participant .............................   4
         1.11.    Pension Plan ............................   4
         1.12.    Plan ....................................   4
         1.13.    Qualified Pre-retirement Survivor's
                        Annuity ...........................   4
         1.14.    Retirement and Retire ...................   4

ARTICLE II        PARTICIPATION ...........................   5

ARTICLE III       BENEFITS ................................   6

ARTICLE IV        VESTING .................................   8

ARTICLE V         GUARANTEES ..............................   9

ARTICLE VI        TERMINATION, AMENDMENT OR
                  MODIFICATION OF PLAN ....................  10

ARTICLE VII       OTHER BENEFITS AND AGREEMENTS ...........  11

ARTICLE VIII      RESTRICTIONS ON TRANSFER OF
                  BENEFITS ................................  12

ARTICLE IX        ADMINISTRATION OF THE PLAN ..............  13

ARTICLE X         MISCELLANEOUS ...........................  15

ARTICLE XI        ADOPTION ................................  16


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                              Ashland Coal, Inc.
                            Benefit Restoration Plan


                                  INTRODUCTION

          As of September 24, 1975, Ashland Coal, Inc. ("ACI") adopted the Ashland Oil, Inc. Nonqualified Pension Plan (the "Oil Plan") for the purpose of providing benefits to certain employees in excess of the maximum limitations on contributions and benefits imposed under Section 415 of the Internal Revenue Code of 1954, as amended (now the Internal Revenue Code of 1986, as amended (the "Code")) with respect to plans satisfying the requirements of Code section 401(a).

          As a result of the spin-off of ACI by Ashland Oil, Inc., in August, 1988, which prevented ACI's further participation in the Oil Plan, ACI adopted a plan comparable to the Oil Plan, the Ashland Coal, Inc. Nonqualified Excess Benefit Plan on August 8, 1988, effective August 1, 1988 (the "Excess Benefit Plan"). The Excess Benefit Plan provides benefits in excess of the limits imposed under Code section 415 to retirement eligible participants under the Ashland Coal, Inc. Pension Plan (the "Pension Plan").

          Effective October 1, 1989, Code section 401(a)(17) imposed limits on the amount of a participant's compensation that could be taken into account under the Pension Plan. The new limits apply to all plans satisfying the requirements of Code section 401(a). The applicable limit was further reduced to $150,000 by the Omnibus Budget Reconciliation Act of 1993 ("OBRA '93"). On February 23, 1994, Ashland Coal, Inc.'s Personnel and Compensation Committee authorized the amendment of the Excess Benefit Plan to also provide for the payment of benefits thereunder lost under the Pension Plan as a result of OBRA '93.

          The effect of these changes on the Excess Benefit Plan would be to convert it to a so-called "top-hat" plan under the Employee Retirement Income Security Act of 1974, as amended. Coverage under such plans is required to be more restrictive than coverage under the Excess Benefit Plan. Accordingly, effective January 1, 1994, ACI has implemented the Benefit Restoration Plan (the "Benefit Restoration Plan") to effect the Personnel and Compensation Committee's actions with respect to benefits lost under Code section 401(a)(17).

          The Benefit Restoration Plan is an unfunded non-qualified defined benefit plan pursuant to which any affected participant, his contingent annuitant or beneficiary will receive the difference between (i) the actuarially equivalent

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                              Ashland Coal, Inc.
                            Benefit Restoration Plan



value of the benefits actually accrued by such participant under the Pension Plan (or any similar plan of ACI or an Affiliate designated for this purpose) and (ii) the actuarially equivalent value of the benefits such participant would have accrued under the Pension Plan but for the application of Code section 401(a)(17).

          ACI believes that the adoption of the Benefit Restoration Plan will assist it in attracting and retaining those employees, whose judgment, abilities and experience will contribute to ACI's and its Affiliates' continued success.




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                               Ashland Coal, Inc.
                            Benefit Restoration Plan



                                   ARTICLE I

                                  DEFINITIONS

      The following phrases or terms have the indicated meanings:


1.01. ACTUARIAL EQUIVALENT means a benefit of equivalent value based on the factors and assumptions employed in determining actuarial equivalencies to the normal form of benefit under the Ashland Coal, Inc. Pension Plan.

1.02. AFFILIATE means any entity that is a member of a controlled group of corporations as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and 1563(e)(3)(c), of which the Corporation is a member according to Code section 414(b), and which has, with the approval of the Personnel and Compensation Committee of the Board, adopted the Pension Plan by action of its board.

1.03. ANNUITY STARTING DATE means the first day of the first month for which a benefit is payable under the Plan.

1.04. BENEFICIARY means the person, persons, entity, entities or the estate of a Participant which is designated by the Pension Plan or a Participant, contingent annuitant or beneficiary in accordance with the Pension Plan, to receive any benefits that may become payable under the Pension Plan as a result of the Participant's death.

1.05. BOARD means the Board of Directors of Ashland Coal, Inc.

1.06. CODE means the Internal Revenue Code of 1986, as amended.

1.07. COMMITTEE means the Ashland Coal, Inc. Staff Administrative Committee, which serves as the Administrative Committee in conjunction with the Ashland Coal, Inc. Pension Plan, and which shall, in accordance with the provisions of
Article IX hereof, be responsible for the management and administration of the Plan.

1.08. CORPORATION means Ashland Coal, Inc.

1.09. ELIGIBLE EMPLOYEE means an individual employed by the Corporation or an Affiliate whose compensation that would


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                               Ashland Coal, Inc.
                            Benefit Restoration Plan


otherwise be taken into account under the Pension Plan exceeds the maximum that may be taken into account thereunder under Code section 401(a)(17) for any plan year. Such individuals are deemed to be members of a select group of management or highly compensated employees of the Corporation and its Affiliates.

1.10. PARTICIPANT means an Eligible Employee.

1.11. PENSION PLAN means, in the case of any Plan Participant, unless another plan or plans are specifically designated by the Committee in lieu thereof or in addition to such plan, the Ashland Coal, Inc. Pension Plan or, in the case of a Plan Participant employed by an Affiliate which does not participate in the Ashland Coal, Inc. Pension Plan, any defined benefit plan sponsored by such Affiliate in which the Participant in question participates.

1.12. PLAN means the Ashland Coal, Inc. Benefit Restoration Plan.

1.13 QUALIFIED PRE-RETIREMENT SURVIVOR'S ANNUITY means the monthly benefit payable to the surviving spouse, if any, on the death of a Participant prior to his Annuity Starting Date in the form determined under Section 7.01 of the Pension Plan.

1.14. RETIREMENT and RETIRE mean the separation from service with the Corporation or an Affiliate at or after satisfying the requirements for early retirement under the terms of the Pension Plan or such other plan as may have been designated by the Committee with respect to a Participant and the commencement of benefits thereunder.


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                               Ashland Coal, Inc.
                            Benefit Restoration Plan


                                   ARTICLE II

                                 PARTICIPATION



          Each Eligible Employee shall automatically become a Participant in the Plan, as of the date his benefit under the Pension Plan is first limited by Code section 401(a)(17).





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                            Benefit Restoration Plan


                                  ARTICLE III

                                    BENEFITS


          Subject to the limitations set forth in Articles IV, V and VI, the benefits of a Participant, his contingent annuitant and his Beneficiary shall be as follows:

3.01. A Participant shall be entitled to a benefit equal to the Actuarial Equivalent of the difference between (i) the benefits that accrue to the Participant under the Pension Plan and (ii) the benefits the Participant would have accrued under the Pension Plan but for the application of Code section 401(a)(17).

3.01. (a) With respect to vested benefits accrued by a Participant, if a Participant dies prior to what would have been his Annuity Starting Date under the Pension Plan, the Participant's surviving spouse, if any, shall be entitled only to a Qualified Pre-retirement Survivor's Annuity commencing on what could have been the Participant's earliest early retirement date under the Pension Plan. The benefit due a Participant's surviving spouse hereunder shall be computed in the same manner as the Participant's benefit is computed under Plan section 3.01.

      (b) In the event of a Participant's death after his Annuity Starting Date, benefits will be paid in accordance with the form of payment elected by the Participant under the terms of the Pension Plan. In the event of a Participant's death after his Annuity Starting Date, any benefit that should have been paid to the Participant but had not been paid as of the date of the Participant's death shall be paid to the Participant's personal representative, determined in accordance with state law.

3.02. The Plan's benefit payments shall begin as of the later of (i) the date the Participant's benefits commence under the Pension Plan, or (ii) the first day of the month following the Participant's separation from service and shall be paid in the manner designated by the Committee in its sole discretion. If the Committee has made no designation of the manner in which the Plan's benefits shall be paid as of the date such benefits become payable to the Participant, the Committee shall be deemed to have made a designation that the Plan's benefit payments shall be payable to the Participant, contingent annuitant, or the Beneficiary designated pursuant to the Pension Plan for the same period and in the

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                              Ashland Coal, Inc.
                            Benefit Restoration Plan


same form as the Participant elected under the Pension Plan. Benefits not paid in the normal form or commencing prior to what would have been the Participant's normal retirement date, as provided for under the Pension Plan, must be an actuarial equivalent of the normal form of benefit and, where applicable, reduced to reflect early commencement based on the factors and assumptions employed under the Pension Plan.

3.03. Notwithstanding any other provision of the Plan, in the event a benefit payable under the Plan is too small (in the Committee's judgment) to be paid monthly, such benefit or its Actuarial Equivalent may be paid quarterly, semi-annually, annually, or in a lump sum, as the Committee may determine in its sole discretion.



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                            Benefit Restoration Plan


                                   ARTICLE IV

                                    VESTING

          A Participant's, contingent annuitant's (including a surviving spouse's) or Beneficiary's right to receive a benefit under Plan section 3.01 or
3.02 exists only if the Participant's employment terminates as a result of death or at a time as of which he would have been eligible to elect early retirement under the terms of the Pension Plan.

          Despite the foregoing, a Participant (and his contingent annuitant or Beneficiary) forfeits all benefits from the Plan if the Committee determines that his employment is terminated as a result of fraud, dishonesty, conviction of or pleading guilty to a felony, or embezzlement from the Corporation or an Affiliate. Further, in the event the Committee determines that a Participant who has separated from service for any reason is guilty of fraud or dishonesty against the Corporation or an Affiliate or is convicted of or pleads guilty to a felony against or embezzlement from the Corporation or an Affiliate shall forfeit his entitlement to any further payments or benefits under the Plan. Likewise, if a Participant discloses confidential information to others outside the Corporation and its Affiliates without the Corporation's consent or accepts, during a period of five years following his Retirement, any employment which is in direct conflict with the business of the Corporation and its Affiliates at the time, any remaining benefits due the Participant under the Plan will be forfeited.

          In the event the Corporation, after a reasonable effort, is unable to locate a person to whom a benefit is payable under the Plan, such benefit shall be forfeited; provided, however, that such benefit shall be reinstated (in the same amount and form as that of the benefit forfeited without any obligation to pay amounts which would otherwise have previously come due) upon proper claim made by such person prior to termination of the Plan.



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                              Ashland Coal, Inc.
                            Benefit Restoration Plan


                                   ARTICLE V

                                   GUARANTEES

          Ashland Coal, Inc. and any Affiliate participating in the Plan has only a contractual obligation to pay the benefits described in Article III. All benefits are to be satisfied solely out of the general corporate assets of the Corporation or the appropriate Affiliate which shall remain subject to the claims of its creditors. No assets of the Corporation or a participating Affiliate will be segregated or committed to the satisfaction of its obligations to any Participant, contingent annuitant or Beneficiary under this Plan. If the Corporation in its sole discretion, elects to purchase life insurance on the life of a Participant in connection with the Plan, the Participant must submit to a physical examination, if required by the insurer, and otherwise cooperate in the issuance of such policy or his rights under the Plan will be forfeited.




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                            Benefit Restoration Plan



                                   ARTICLE VI

                 TERMINATION, AMENDMENT OR MODIFICATION OF PLAN

6.01. Except as otherwise specifically provided, the Board or its delegatee reserves the right to modify, alter, amend or terminate the Plan, wholly or partially, at any time and from time to time. Such action may be taken by a majority vote of the Board's members at a meeting, by unanimous consent in lieu of a meeting or in any other manner permissible under Delaware corporate law. In addition, the Board or its delegatee may delegate to an appropriate officer or officers of the Corporation or a committee, all or part of its authority to amend the Plan. Any such modification, alteration, amendment, change or termination may not affect or alter the benefits paid or obligations to a Participant who died or Retired before the modification, alteration, amendment, change, termination or whose benefits vested in accordance with Article IV.

6.02. Section 6.01 notwithstanding, no action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby.

6.03. Any notice which shall be or may be given under the Plan shall be in writing and shall be delivered via normal intra-corporate delivery methods or mailed by United States mail, postage prepaid. If notice is to be given to the Corporation, such notice shall be addressed to it at Post Office Box 6300, Huntington, West Virginia 25771-6300; addressed to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant's last known address.

6.04. Except as provided in Plan section 6.01, upon the termination of this Plan, the Plan shall no longer be of any further force or effect, and, except as provided in Plan section 6.01, neither the Corporation nor any Participant shall have any further obligation or right under this Plan.


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                              Ashland Coal, Inc.
                            Benefit Restoration Plan


                                  ARTICLE VII

                        OTHER BENEFITS AND AGREEMENTS

          The benefits provided for a Participant, his contingent annuitant and his Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Corporation or a participating Affiliate for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Corporation or a participating Affiliate in which a Participant is participating.



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                              Ashland Coal, Inc.
                            Benefit Restoration Plan




                                  ARTICLE VIII

                      RESTRICTIONS ON TRANSFER OF BENEFITS


          No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant, contingent annuitant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Committee, shall cease and terminate, and, in such event, the Committee may hold or apply the same or any part thereof for the benefit of such Participant, contingent annuitant, or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Committee may deem proper.



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                              Ashland Coal, Inc.
                            Benefit Restoration Plan




                                   ARTICLE IX

                           ADMINISTRATION OF THE PLAN


9.01. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the discretion to interpret the Plan and may adopt, amend and rescind rules and regulations pertaining to its duties under the Plan. The Committee also shall make all other determinations necessary or advisable to carry out or discharge its duties under the Plan. The Committee's interpretation and construction of any provision of the Plan shall be absolute, exclusive, final and conclusive if exercised in a uniform and nondiscriminatory manner with respect to similarly situated Participants.

9.02. The Corporation shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership on the Committee, excepting only expenses and liabilities arising out of his own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

9.03. In addition to the powers hereinabove specified, the Committee shall have the power to compute and certify the amount and kind of benefits from time to time payable to Participants, their contingent annuitants, and Beneficiaries under the Plan, and to authorize all disbursements for such purposes.

9.04. To enable the Committee to perform its functions, the Corporation and any participating Affiliate shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Committee may require.

9.05. No amount paid or payable under the Plan shall be deemed salary or other compensation of a Participant for the



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                              Ashland Coal, Inc.
                            Benefit Restoration Plan



purpose of computing benefits to which such Participant or any other person may be entitled under any employee benefit plan of the Corporation or an Affiliate.


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                              Ashland Coal, Inc.
                            Benefit Restoration Plan




                                   ARTICLE X

                                 MISCELLANEOUS


10.01. The Plan does not in any way limit the right of the Corporation or any participating Affiliate at any time and for any reason to terminate the employment of a Participant in its employ. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Corporation and a Participant.

10.02. The Plan shall be binding upon the Corporation, any participating Affiliate and successors and assigns, and, subject to the powers set forth in
Article VI, upon a Participant's, his contingent annuitant's, his Beneficiary's, or any of their assigns, heirs, executors and administrators.

10.03. To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the State of Delaware (other than its choice of law rules) as in effect from time to time.

10.04. Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.




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                              Ashland Coal, Inc.
                            Benefit Restoration Plan




                                   ARTICLE XI

                                    ADOPTION

          The Corporation has adopted this Plan pursuant to action taken by the Personnel and Compensation Committee of the Board with the approval of the Board. With the approval of the Personnel and Compensation Committee of the Board, any Affiliate may adopt this Plan by action of its board of directors.

          As evidence of its adoption of the Plan, Ashland Coal, Inc. has caused this document to be signed by its duly authorized officer, this 10th day of March, 1995.

                                      ASHLAND COAL, INC.

                                      By:   /s/ Roy F. Layman
                                          --------------------------------------
                                           Administrative Vice President


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